Exhibit 15.01
July 24, 2007
To the Board of Directors and Stockholders of
The Hartford Financial Services Group, Inc.
Hartford, Connecticut
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries (the “Company”) for the periods ended June 30, 2007 and 2006, as indicated in our report dated July 24, 2007; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in the following registration statements

Form S-3 Registration Nos.	Form S-8 Registration Nos.
333-142044	333-105707
333-049170
333-105706
333-034092
033-080665
333-012563
333-125489
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Hartford, Connecticut

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